EXHIBIT 10.11

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is effective as of 27th of December 2023 (the “Effective Date”) by and between LAUNCH Technical Workforce Solutions, LLC, a Delaware limited liability company, having its principal offices at 814 Commerce Drive, Suite 250, Oak Brook, Illinois 60523 (“Launch”), and Job Aire Group Inc., an Arizona corporation, having its principal offices at 7592 N. La Cholla Boulevard, Tucson, Arizona 85741 (“Job Aire”). The foregoing are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Job Aire in the business of (i) recruiting and staffing skilled technicians in the aviation and aerospace industries, and (ii) providing visa processing services for skilled technicians in the aviation and aerospace industries.

B. Launch is in the business of recruiting and staffing skilled technicians in the aviation and aerospace industries, and wishes to engage Job Aire to recruit skilled technicians in the aviation and aerospace industries and to process visa applications for such skilled technicians and other candidates provided by Launch to Job Aire.

ARTICLE 1

RECRUITING AND RELATED SERVICES

1.1 Job Aire Identified Candidates.

(a) Job Aire may from time to time refer to Launch potential candidates (individually, a “Potential Candidate” and collectively the “Potential Candidates”) meeting certain qualifications specified by Launch from time to time, including Potential Candidates seeking or having TN Visas from Mexico and Potential Candidates seeking or having H-1B1 Visas from Chile and Singapore. If Launch hires a Potential Candidate, then as of such Potential Candidate’s first full day on assignment for Launch, such Potential Candidate shall be considered a “Hired Employee” for purposes of this Agreement.

(b) For each Potential Candidate, Job Aire shall: (1) confirm that each Potential Candidate (a) meets the technical requirements and other qualifications specified by Launch, (b) reads, writes, and speaks English at the level required by Launch, and (c) understands the duration and location of the assignment offered by Launch, (2) process and obtain a Visa (TN or H-1B1 Visa) for the Potential Candidate and (3) provide Launch with all documentation of each Potential Candidate’s qualifications requested by Launch, including resume, requirements checklist, and/or background checks of the Potential Candidate in the form specified by Launch and Visa documentation.

(c) Launch, in its sole discretion, shall have the option either to hire or decline to hire any Potential Candidate. In the event Launch hires a Potential Candidate, Launch shall have the sole discretion to determine the terms of employment with the Potential Candidate. In the event Launch declines, for any reason, to hire a Potential Candidate, Launch shall have no obligation to Job Aire under this Agreement or otherwise with respect to such Potential Candidate. Launch will be the employer of record for the Hired Employees.

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(d) Job Aire shall act as a recruiter only and shall have no authority to enter into any agreements, obligations, or commitments on Launch’s behalf, or to negotiate the terms of any Potential Candidate’s employment with Launch.

(e) Launch does not guarantee Job Aire any minimum amount of compensation under this Article 1. Job Aire acknowledges that Launch may enter into referral agreements, services agreements, or other similar arrangements with other parties, and that Job Aire shall have no rights under such agreements or to any fees for candidates referred to Launch by others or identified by Launch itself.

1.2 Compensation.

(a) Launch shall pay Job Aire (i) a recruiting bonus equal to           for each Hired Employee after the Hired Employee completes one week on assignment and (ii) a monthly fee at the rate of           per billable hour worked by the Hired Employee for the first two years after hire date. Launch shall not be responsible for any additional processing fees for processing and obtaining the Visa applications of Potential Candidates or Hired Employees or for any other services described in Section 1.1.

(b) Visa Renewals: For TN Visa application renewals, Launch shall pay Job Aire (i) a Visa processing fee of             for each submitted TN Visa renewal application and (ii) a Visa processing fee of            for each successful TN Visa renewal that returns to work for Launch. For H-1B1 Visa renewal applications, Launch shall pay Job Aire (i) a Visa processing fee of             for each submitted H-1B1 Visa renewal application and (ii) a Visa processing fee of             for each successful H-1B1 Visa renewal application that returns to work for Launch.

(c) In the event that a Potential Candidate was already working in the United States and has an existing Visa prior to Job Aire’s referral of such Potential Candidate to Launch, and such Potential Candidate becomes a Hired Employee, then Launch shall pay Job Aire a fee equal to the direct out-of-pocket costs for changing the sponsor for such Potential Candidate from Job Aire to Launch (“Change of Sponsor Fee”).

(d) Within 20 days after the last Friday of each calendar month, Launch shall provide Job Aire with a report (“Recruiting Report”) containing the (i) number of new Hired Employees that have completed one week on assignment in such calendar month and (ii) the number of hours worked by each Hired Employee that has completed at least one week on assignment. Job Aire shall submit a monthly invoice (“Recruiting Invoice”) to Launch within 30 days after such calendar month reflecting (i) the recruiting bonus equal to            multiplied by the number of new Hired Employees that have completed one week on assignment in such calendar month, as reflected on the Recruiting Report, and (ii) the monthly recruiting fee equal to           multiplied by the number of hours worked by each Hired Employee that has completed at least one week on assignment, as reflected on the Recruiting Report, and (iii) any Change of Sponsor Fees incurred in such calendar months. Except if Job Aire disputes in good faith the Recruiting Report or Launch disputes in good faith the Recruiting Invoice (in which case, the Parties shall work together in good faith to resolve such dispute), Launch shall pay Job Aire the undisputed amount of the Recruiting Invoice within 30 days after receipt of such Recruiting Invoice.

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ARTICLE 2

VISA PROCESSING SERVICES

2.1 Launch Identified Candidates.

(a) From time to time, Launch may request Job Aire to process and obtain a Visa (TN or H-1B1 Visa) for skilled technician candidates procured by Launch (“Launch Candidates”) that will be assigned to clients of Launch (“Launch Clients”). Job Aire shall process and take commercially reasonable efforts to obtain Visas for the Launch Candidates.

(b) Job Aire shall only process Visa applications for the Launch Candidates and shall have no authority to enter into any agreements, obligations, or commitments on Launch’s behalf, or to negotiate the terms of any Launch Candidate’s employment with Launch.

(c) Launch does not guarantee Job Aire any minimum amount of compensation under this Article 2. Job Aire acknowledges that Launch may enter into services agreements or other similar arrangements with other parties to process Visa applications, and that Job Aire shall have no rights under such agreements or to any fees for Launch Candidates referred to other services providers.

2.2 Compensation.

(a) For TN Visa applications, Launch shall pay Job Aire (i) a Visa processing fee of           for each TN Visa application submitted by Launch to Job Aire and (ii) a Visa processing fee of            for each TN Visa application obtained by Job Aire for a Launch Candidate that is hired by Launch and successfully completes training. For H-1B1 Visa applications, Launch shall pay Job Aire (i) a Visa processing fee of            for each H-1B1 Visa application submitted by Launch to Job Aire and (ii) a Visa processing fee of            for each H-1B1 Visa application obtained by Job Aire for a Launch Candidate that is hired by Launch and successfully completes training. For the avoidance of doubt, Job Aire shall not be entitled to a Visa processing fee for processing or obtaining Visas for the Potential Candidates or Hired Employees described in Article 1.2(a).

(b) Job Aire shall submit a monthly invoice (“Visa Processing Invoice”) to Launch within 30 days after each calendar month reflecting the total Visa processing fee (at the rates set forth in Section 2.2(a)) for Visa applications processed and obtained in such calendar month. Except if Launch disputes in good faith the Visa Processing Invoice (in which case, the Parties shall work together in good faith to resolve such dispute), Launch shall pay Job Aire the undisputed amount of the Visa Processing Invoice within 30 days after receipt of such Visa Processing Invoice.

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ARTICLE 3

CONSULTING SERVICES

3.1 Consulting. From time to time, Launch may request consulting services from Job Aire and or Nick Ammons and assistance with Department of Defense matters. At the time of any such request, Job Aire shall propose financial terms for such engagement based either on an hourly rate or fixed sum. Launch shall have the discretion to engage Job Aire or Nick Ammons under such financial terms.

3.2 Compensation.

(a) If Launch engages Job Aire or Nick Ammons for any services under Section 3.1, Job Aire shall submit a monthly invoice (“Consulting Invoice”) to Launch within 30 days after each calendar month of providing services performed in such calendar month reflecting the financial terms agreed upon by the Parties in such calendar month. Except if Launch disputes in good faith the Consulting Invoice (in which case, the Parties shall work together in good faith to resolve such dispute), Launch shall pay Job Aire the undisputed amount of the Consulting Invoice within 30 days after receipt of such Consulting Invoice.

ARTICLE 4

OTHER GENERAL TERMS

4.1 Combined Invoices. Job Aire may combine the Recruiting Invoice, Visa Processing Invoice, and Consulting Invoice into one combined invoice, provided that such combined invoice contains separate sections, with separate calculations and subtotals, for the amounts and information required for the Recruiting Invoice, Visa Processing Invoice, and Consulting Invoice as required in this Agreement.

4.2 Relationship of the Parties. Job Aire is an independent contractor of Launch, and Job Aire (and any employee, agent, or subcontractor of Job Aire) is not an employee, partner, or agent of Launch. As an independent contractor, Job Aire shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to employees of Job Aire. In accordance with the Internal Revenue Service rules and regulations, at the end of each calendar year during the term of this Agreement, Launch shall provide Job Aire with Internal Revenue Service Form 1099 reflecting the total fees paid by Launch to Job Aire during the year. Without limiting the generality of the previous provisions in this Section 4.2, Job Aire acknowledges that Launch will not withhold or deduct any withholding taxes or payroll taxes from the compensation paid to Job Aire under this Agreement. Job Aire (and any employee, agent, or subcontractor of Job Aire) is not entitled to any employee benefits from Launch. Launch will not provide Job Aire (and any employee, agent, or subcontractor of Job Aire) any insurance benefits, including auto, health, or life insurance. Job Aire represents that it is an independent business and pays its employees’ salaries from which Job Aire deducts payroll taxes and provides benefits. Nothing under this Agreement authorizes Job Aire to act as the agent of Launch, nor empowers Job Aire to bind Launch with respect to any contract or obligation.

4.3 Expenses. Job Aire shall be responsible for all expenses incurred by Job Aire with respect to the Services performed by Job Aire hereunder, including any travel, meals, and lodging expenses and any operating expenses relating to the operation of Job Aire’s office, including computer equipment, fax machine, internet access, phone service, and other utilities (gas, electricity, water/sewer services, etc.).

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4.4 Insurance. During the term of this Agreement, Job Aire shall maintain with insurance carriers with a minimum AM Best rating of A-VII and duly qualified in those locations where Job Aire is based and where any services are performed, insurance policies of the following minimum types and amounts: (i) Employment Practices insurance coverage with minimum limits of $5,000,000 aggregate, (ii) Commercial General Liability insurance coverage with minimum limits of $1,000,000 per occurrence, $2,000,000 aggregate, (iii) Professional/Errors and Omissions Liability insurance coverage with minimum limits of $2,000,000 per occurrence / $2,000,000 annual aggregate (iv) umbrella liability insurance with minimum limits of $2,000,000 per occurrence / annual aggregate, and (v) Workers Compensation Insurance in an amount required by statute, such insurance policy shall also include Employers Liability Coverage in an amount of not less than $1,000,000 each accident / $1,000,000 each employee / $1,000,000 policy limit. All such insurance coverages as required by clauses (i), (ii), (iii), and (iv) above shall include Launch Management Services, LLC and its affiliates and all of their respective members, managers, directors, officers, employees as additional insured. All such insurance coverages shall provide Launch with 30 days’ notice of cancellation.

4.5 Compliance with Anti-Corruption Laws. Job Aire shall comply with all applicable laws, statutes, and government rules, regulations, and orders, including without limitation, (i) all applicable country laws relating to anti-corruption or anti-bribery, including, but not limited to, legislation implementing the Organization for Economic Co-operation and Development “Convention on Combating Bribery of Foreign Public Officials in International Business Transactions” or other anti-corruption/anti-bribery convention; and (ii) the requirements of the Foreign Corrupt Practices Act, as amended, (“FCPA”) (15 U.S.C. §§78dd-1, et. seq.), regardless of whether Job Aire is acting within the jurisdiction of the United States, and Job Aire shall, neither directly nor indirectly, pay, offer, give, or promise to pay or give, any portion of fees or anything of value received from Launch to a non-U.S. public official or any person in violation of the FCPA and/or in violation of any applicable country laws relating to anti-corruption or anti- bribery.

4.6 Indemnification. Each Party (the “Indemnifying Party”) will indemnify, defend, and hold the other Party, its officers, directors, employees, and/or shareholders, harmless from and against any and all damages (whether ordinary, direct, indirect, incidental, special, consequential, or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including, without limitation, reasonable attorneys’ fees, that arise from claims from third parties related to or in connection with (i) any material breach of this Agreement or of the representations or warranties contained therein by the Indemnifying Party, or its Representatives (including, but not limited to, any breach by such Indemnifying Party of its confidentiality obligations hereunder), (ii) acts or omissions of negligence, willful misconduct, or fraud of the Indemnifying Party or its Representatives, including, but not limited to, claims for property damage or personal injury to the Indemnifying Party’s Representatives; and (iii) a Party’s violation of any law, regulation, statute, ordinance or other legal requirement, including the laws specified in Section 4.5; provided, however, that the foregoing does not in any manner relieve either Party or any third party of its obligations under statutory workers’ compensation law and other laws regarding employer obligations as to such Party’s own employees. The Indemnifying Party’s obligations under this Section will be subject to being provided by the other Party with prompt written notice of the event giving rise to an indemnity obligation, providing reasonable cooperation and assistance in the defense or settlement of any claim (at the Indemnifying Party’s sole cost and expense), and granting the Indemnifying Party control over the defense and settlement of the same; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party from liability under this Agreement except to the extent the Indemnifying Party is materially prejudiced thereby. With respect to this Section, in the event the Indemnifying Party fails to provide a reasonably sufficient defense of an indemnified claim, the other Party may, after written notice to the Indemnifying Party, retain its own legal counsel and provide its own defense with respect to the indemnified claim, and the Indemnifying Party will reimburse all reasonable attorneys’ fees and expenses for such defense. The Indemnifying Party will have the right to consent to any settlement or judgment that is binding upon the Indemnifying Party.

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ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Confidentiality.

(a) For the purposes of fulfilling its obligations under this Agreement, each Party may disclose information that is of a confidential and proprietary nature to the other Party (the “Permitted Use”). The Parties wish to protect the confidentiality of such information and prevent the intended or unintended disclosure of same. Each Party (a “Receiving Party”) understands that the other Party (a “Disclosing Party”) may disclose non-public, confidential and/or proprietary information concerning the Disclosing Party’s business, operations, financial position, forecasts, strategies, marketing plans, product plans, product services, customers, markets, surveys, questionnaires, inventions, software, patents and other intellectual property, trade secrets and technical or proprietary data and methods used or developed and any written or oral plans, lists or other documentation regardless of how memorialized or communicated (including oral, written or electronic communications) by the Disclosing Party, whether furnished before or after the date hereof, whether prepared by the Disclosing Party, its Representatives, or otherwise, whether or not marked as being confidential; all of which to the extent disclosed to the Receiving Party is hereinafter referred to as “Confidential Information” of the Disclosing Party. As used herein, the term “Representatives” means directors, officers employees, agents (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), debt and equity financing sources, and legal counsel.

(b) In consideration of the mutual obligations expressed herein, for the term of this Agreement and two years thereafter, the Receiving Party agrees (i) to use the Disclosing Party’s Confidential Information solely in accordance with the Permitted Use, (ii) to hold such Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information, including, without limitation, all precautions the Receiving Party employs with respect to its own strictly confidential materials; (iii) not to divulge such Confidential Information or any information derived therefrom to any third person without the prior written consent of the Disclosing Party, except that the Receiving Party may disclose Confidential Information to its Representatives on a need-to-know basis in accordance with the Permitted Use and subject to the restrictions contained herein; (iv) not to make any use whatsoever at any time of such Confidential Information except in accordance with the Permitted Use; and ( v) not to copy or reverse engineer any such Confidential Information. Any Representative granted access to Confidential Information must be provided with a copy of this Agreement in advance and agree in writing to be bound by its terms to the same extent as if they were direct parties to this Agreement. Each Party will be responsible for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosures or use of the Confidential Information.

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(c) Without granting any right or license, the Disclosing Party agrees that the term “Confidential Information” shall not include any information that (i) through no improper action or inaction by the Receiving Party or any of its Representatives is or becomes generally available or known to the public; (ii) through no improper action or inaction by the Receiving Party of its Representatives is or was in possession or known by its prior to receipt from the Disclosing Party; (iii) is or was disclosed to the Receiving Party by a third party without violation of any confidentiality obligations, or (iv) is or was independently developed without use of any Confidential Information of the Disclosing Party by employees of the Receiving Party who had no access to such information. The Receiving Party may make disclosures of Confidential Information if required to do so by court order or other enforceable legal process, provided that the Receiving Party uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and notifies the Disclosing Party promptly as reasonably possible of the required disclosure.

(d) Immediately upon receipt of such notification, or at any time on receipt of notice by the Disclosing Party, the Receiving Party will, at its option, either return to the Disclosing Party or destroy such Confidential Information to the Disclosing Party and certify that all documents or media containing any such Confidential Information and any and all copies or extracts thereof have been destroyed and are no longer usable or retrievable in any format.

(e) Each Party understands and acknowledges that neither Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. Each Party agrees that neither Party nor any of its Representatives shall have any liability to the other Party or to any of the other Party’s Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

5.2 Non-Solicitation of Employees. During the term of this Agreement and for a period of two years following the termination of this Agreement for any reason, neither Party shall, directly or indirectly, either for itself or any other person, partnership, firm, corporation, limited liability company, or any other entity, without the other Party’s express written consent, (i) solicit for employment or hire any employee, including any Potential Candidate, Hired Employee, or Candidates.

5.3 Non-Solicitation of Clients. The parties acknowledge that in connection with the Visa Processing Services, information will be provided concerning Launch Clients to Job Aire and vice versa. During the term of this Agreement and for a period of two years following the termination of this Agreement for any reason, neither Party shall, directly or indirectly, either for itself or any other person, partnership, firm, corporation, limited liability company, or any other entity, solicit the other Party’s Client without expressed written consent.

5.4 Enforcement. The restrictive covenants in this Article 5 are designed to protect certain significant rights of each Party hereto that are intangible in nature and incapable of valuation in monetary terms. A Party’s violation of those covenants will result in irreparable injury to the other Party that cannot adequately be compensated in an action at law. Accordingly, in the event of a Party’s actual or threatened breach of such restrictive covenants, in addition to all other, remedies available at law, the non-breaching Party shall be entitled to injunctive relief, including the entry of a temporary restraining order, preliminary injunction, and/or permanent injunction, in accordance with the laws of the State of Illinois. Each Party waives the requirement for the posting of any bond or other security in connection therewith. If the scope and enforceability of any covenant herein is in any way disputed, the Parties agree that a court of competent jurisdiction may modify and enforce the covenant to the extent that the court believes that the covenant is reasonable under the circumstances existing at that time.

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ARTICLE 6

TERMINATION

6.1 Term. Unless terminated as provided herein, the term of this Agreement shall commence as of the Effective Date and continue thereafter until the three-year anniversary of the Effective Date. Thereafter, unless terminated as provided herein, the term of this Agreement will automatically renew for additional successive one-year periods, unless and until a Party provides written notice to the other Party at least 30 days prior to the end of the then current term to the effect that such Party elects to not renew the Agreement for another term.

6.2 Termination. This Agreement may be terminated by the mutual written consent of the Parties. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party materially breaches any term of this Agreement and fails to cure such breach within 30 days after receiving written notice of such material breach. In addition, either Party may terminate this Agreement immediately upon notice to the other Party if the other Party: (i) becomes insolvent or is unable to pay its debts as they mature, (ii) makes a general assignment for the benefit of creditors, (iii) suffers or permits the appointment of a receiver for a substantial part of its business or assets, (iv) becomes subject to any proceeding under any foreign, United States federal, or state bankruptcy, receivership, or insolvency law, or any other proceedings for the settlement of the other Party’s debts that is not dismissed within 60 business days, (v) ceases doing business in the ordinary course, (vi) has wound up, dissolved, or liquidated (voluntarily or otherwise), or (vii) makes an assignment of rights or delegation of duties in violation of this Agreement.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois, without giving effect to principles of conflict of laws. Venue for any controversy or proceeding, judicial or otherwise, instituted by either Party to this Agreement, shall be in applicable state or federal courts located in or governing the county in which Launch’s principal place of business is then located, and each Party hereby irrevocably accepts and submits to the exclusive in personam jurisdiction of such court with respect to any such action, suit, or proceeding.

7.2 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

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7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their successors or assigns, provided that the rights and obligations of either Party under this Agreement may not be assigned without the prior written consent of the other Party; provided, however, that Launch may assign its rights under this Agreement without prior written consent of Job Aire (i) to an affiliated entity, or (ii) in connection with the sale of substantially all of its assets to a third party or the sale of a majority of its equity interests to a third party.

7.4 Waiver. A Party’s waiver of such Party’s rights under this Agreement on one occasion shall not be deemed to be a waiver of its rights on subsequent occasions.

7.5 Currency. All references to any amounts due under this Agreement shall be in U.S. dollars.

7.6 Notices. Any notice required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes upon: (i) the actual receipt by the recipient, if notice is given by personal delivery or any method not described below; (ii) one business day after deposit of notice, if notice is given by overnight courier for next day delivery; (iii) four business days after mailing, if notice is given by U.S. certified mail, postage prepaid (return receipt requested); and (iv) when sent, if notice is given by e-mail and either (A) a confirmation copy of such notice is sent on or before the next business day by personal delivery, U.S. certified mail (return receipt requested), or overnight courier, or (B) the recipient Party acknowledges receipt of such notice by e-mail. Unless another address is provided in advance in writing by the recipient, notices shall be addressed to the addresses set forth in the preamble of this Agreement.

7.7 Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto and contains all the agreements among such Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or written, between such Parties with respect to the subject matter hereof. This Agreement may be amended only with the written consent of each of the Parties hereto.

7.8 Counterparts; Facsimile Signatures. The Parties may execute this Agreement in multiple counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of electronic transmission (i) by fax, (ii) as an attachment (including in Portable Document Format (PDF)) to an e-mail, (iii) by an electronic signature program (including DocuSign or Adobe Acrobat Sign), or (iv) other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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AGREED: the Patties have executed this Agreement as of the Effective Date.

JOB AIRE:

Job Aire Group Inc.

By:	/s/ Nicholas Ben Ammons
Printed Name: Nicholas Ben Ammons
Title: President

LAUNCH:

LAUNCH Technical Workforce Solutions, LLC

By:	/s/ Mike Reporto
Printed Name: Mike Reporto
Title: Chief Commercial Officer

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